UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to § 240.14a-12

CRESCENT FINANCIAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRESCENT FINANCIAL BANCSHARES, INC.
3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 659-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 28, 2013

To Our Stockholders:

We cordially invite you to attend the 2013 Annual Meeting of Stockholders of Crescent Financial Bancshares, Inc. (“Crescent” or the “Company”), which we are holding on Tuesday, May 28, 2013, at 11:00 a.m. at VantageSouth Bank Operations Center, located at 206 High House Road, Cary, North Carolina 27513 for the following purposes:

1.	Elect Directors. To consider and vote upon the election of thirteen (13) directors with terms continuing until the Annual Meeting of Stockholders in 2014;

2.
Approve an Amendment to Certificate of Incorporation to Change the Company’s Name. To consider and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would change the Company’s name to “VantageSouth Bancshares, Inc.”;

3.
Ratify Appointment of Independent Registered Public Accounting Firm. To ratify the action of the Audit Committee of the Board of Directors in appointing Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

4.
Advisory Vote on Executive Compensation. To ratify and approve a non-binding stockholder resolution regarding the Company’s executive compensation policies and practices and compensation paid to executive officers (commonly referred to as a “say on pay”);

5.
Advisory Vote on the Frequency of Executive Compensation Proposals. To approve a non-binding advisory proposal on the frequency of future advisory proposals on Company’s executive compensation matters (commonly referred to as a “say on frequency”); and

6.	Other Business. To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

Stockholders of record at the close of business on April 16, 2013 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please vote by telephone or internet, or complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ Scott Custer
Scott Custer
Chief Executive Officer
Raleigh, North Carolina
April 23, 2013

CRESCENT FINANCIAL BANCSHARES, INC.
3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612
(919) 659-9000

PROXY STATEMENT

MEETING INFORMATION

Annual Meeting of Stockholders To Be Held on May 28, 2013

This Proxy Statement and the accompanying proxy card are being furnished to stockholders of Crescent Financial Bancshares, Inc. (“Crescent” and the “Company”) on or about April 23, 2013, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 28, 2013, at 11:00 a.m. Eastern Daylight Time at VantageSouth Bank Operations Center, located at 206 High House Road, Cary, North Carolina 27513, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on May 28, 2013

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are also available on the Internet at www.vantagesouth.com/proxy.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	to elect thirteen (13) directors with terms continuing until the Annual Meeting of Stockholders in 2014;

•	to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would change the Company’s name to “VantageSouth Bancshares, Inc.”;

•
to ratify the action of the Audit Committee of the Board of Directors in appointing Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•
to ratify and approve a non-binding stockholder resolution regarding the Company’s executive compensation policies and practices and compensation paid to executive officers (commonly referred to as a “say on pay”);

•	to approve a non-binding advisory proposal on the frequency of future advisory proposals on the Company’s executive compensation matters (commonly referred to as a “say on frequency”); and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

VOTING PROCEDURES

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Monday, May 27, 2013, at 11:59 p.m. Eastern Daylight Time. If you vote by telephone, you need not return your proxy card.

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Monday, May 27, 2013, at 11:59 p.m. Eastern Daylight Time. If you vote over the Internet, you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Monday, May 27, 2013.

•
Voting in Person. You can vote in person at the Annual Meeting if you are the record owner of the shares to be voted. You can also vote in person at the Annual Meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Solicitation and Voting of Appointments of Proxy

Persons named in the appointment of proxy as proxies to represent stockholders at the Annual Meeting are Lee H. Roberts and Terry S. Earley. Shares represented by each appointment of proxy which is properly submitted, whether by mail, by telephone or internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given by the stockholder, each such appointment of proxy will be voted FOR the election of each of the thirteen nominees for director named in Proposal 1 below, FOR Proposals 2, 3 and 4, and FOR the option of “Every Year” on Proposal 5. If, at, or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. We do not anticipate that any other matters will be brought before the meeting. On such other matters as may come before the meeting, all properly executed proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the stockholder giving it at any time before it is exercised by filing with our Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, whether appointed through the mail, by telephone or the internet, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of U.S. Mail and internet, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on April 16, 2013 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record of our shares of common stock on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $0.001 per share, of which 75,000,000 shares are authorized. As of April 15, 2013, there were 46,039,276 shares of common stock outstanding and approximately 1,314 holders of the Company’s common stock.

The Company’s Certificate of Incorporation also authorizes the issuance of up to 5,000,000 shares of preferred stock, no par value, having such rights, privileges and preferences as the Board of Directors shall from time to time designate. As of April 15, 2013, there were 24,900 shares of the Company’s fixed rate cumulative perpetual preferred stock, series A (the “Series A Preferred Stock”) outstanding, and 17,949 shares of the Company’s fixed rate cumulative perpetual stock, series B (the “Series B Preferred Stock”), owned of record by the U.S. Treasury. The Series A Preferred Stock and Series B Preferred Stock shareholder is not entitled to vote at the Annual Meeting.

On November 18, 2011, Piedmont Community Bank Holdings, Inc., a Delaware-chartered bank holding company (“Piedmont”), acquired 18,750,000 newly-issued shares of the Company’s common stock through a direct investment of $75 million in cash, thus acquiring a controlling interest in the Company. As part of Piedmont’s investment, the Company was reincorporated by merger from North Carolina to Delaware. Piedmont increased its ownership of the Company’s common stock pursuant to a tender offer, in which it acquired approximately 6.1 million additional shares. On November 30, 2012, Piedmont again increased its ownership of the Company’s common stock as part of the merger of Piedmont’s subsidiary bank, VantageSouth Bank (“Legacy VantageSouth Bank”), with and into Crescent’s subsidiary bank, Crescent State Bank, with the resulting combined institution being named “VantageSouth Bank” (“VSB” and the “Bank”). As the closing of this transaction, Piedmont’s shares of Legacy VantageSouth Bank’s common stock were exchanged for approximately 7.4 million shares of the Company’s common stock. As of December 31, 2012, Piedmont owned 32,242,726 shares of the Company’s issued and outstanding shares of common stock. As part of its acquisition of ECB Bancorp, Inc. (“ECB”) that was completed on April 1, 2013, Crescent issued approximately 10.29 million shares of common stock to the shareholders of ECB. Following the merger with ECB, Piedmont owns approximately 70% of the outstanding shares of Crescent’s common stock.

Piedmont beneficially owns shares of common stock entitling it to approximately 70% of the votes entitled to be cast by all stockholders of the Company and has indicated that it will vote in favor of all of the proposals.

Votes Required for Approval

Each holder of common stock is entitled to one vote for each share held of record on the Record Date on each matter submitted for voting. Stockholders are not entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the thirteen directors receiving the greatest number of votes shall be elected. In the case of Proposal 2 below, which relates to an amendment of the Certificate of Incorporation to change the Company’s name, for the proposal to be approved, it must receive a majority of the outstanding shares of the Company’s common stock entitled to vote. As such, abstentions and broker non-votes will count as votes against Proposal 2. In the case of Proposals 3, 4 and 5 below, for each such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

Authorization To Vote on Other Matters

Unless the Secretary of the Company is instructed otherwise, by submitting an appointment of proxy, stockholders will be authorizing the proxyholders to vote in their discretion regarding any additional matters which may come before the Annual Meeting. We do not anticipate that any other matters will be brought before the Annual Meeting.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of Voting Securities

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2013 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612.

Discussion of the beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from April 15, 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Beneficially Owned (1)

5% Stockholders:
Piedmont Community Bank Holdings, Inc. (2)	32,242,726	70.0%

Directors and Director Nominees:
J. Adam Abram	10,700	*
Brent D. Barringer (3)	52,530	*
David S. Brody	400	*
Alan N. Colner	300	*
Scott M. Custer	619	*
George T. Davis, Jr. (4)	429,687	*
Thierry Ho	300	*
J. Bryant Kittrell, III (5)	35,500	*
Joseph T. Lamb, Jr. (6)	364,672	*
Steven J. Lerner	2,300	*
James A. Lucas, Jr. (7)	561,064	1.2%
Charles A. Paul, III (8)	142,390	*
Jon S. Rufty (9)	55,120	*
A. Wellford Tabor	300	*
Nicolas D. Zerbib	300	*

Executive Officers, who are not also Directors:
Terry S. Earley	7,200	*
Steven W. Jones	8,319	*
Lee H. Roberts	2,000	*
A. Dwight Utz (10)	74,209	*

All Current Directors and Executive Officers as a Group (19 persons) (11)	1,747,910	3.8%

* Less than 1% of outstanding shares.

(1)
The percentage of our common stock beneficially owned was calculated based on 46,039,276 shares of common stock issued and outstanding as of April 15, 2013. The percentage treats as outstanding all shares underlying equity awards that are exercisable within 60 days after April 15, 2013 held by the Directors and Executive Officers noted below, but not shares underlying equity awards that are exercisable by other stockholders.

(2)
The information regarding Piedmont is based on a Schedule 13D/A filed with the SEC on March 15, 2013. On the Schedule 13D/A filed in March 2013, Piedmont reported that it had sole voting and dispositive power with respect to 32,242,726 shares of Common Stock of Crescent.

(3)	Includes 2,400 shares held in Mr. Barringer’s IRA and 1,640 shares held individually in Mr. Barringer’s spouse’s IRA.

(4)
Includes 31,037 shares held by Mr. Davis’s spouse. Also includes an aggregate of 327,572 shares held directly by Mr. Davis’s mother and aunt for whom he acts as attorney-in-fact and as to which shares Mr. Davis disclaims beneficial ownership.

(5)	Includes 3,550 shares held by Mr. Kittrell’s spouse.

(6)
Includes 135,137 shares held by Mr. Lamb’s spouse, 42,688 shares held by corporations in which Mr. Lamb is a director, officer and/or principal stockholder, and 2,485 shares held as custodian for Mr. Lamb’s grandchildren.

(7)
Includes 3,000 shares held in Mr. Lucas’s IRA, 148,887 shares held by a limited liability company of which Mr. Lucas holds a 33.33% interest, 80,600 shares held by an limited liability company of which Mr. Lucas holds a 50% interest, and 3,499 shares held by a corporation of which Mr. Lucas holds a 29% interest.

(8)	Includes 51,008 shares held by a limited liability company of which Mr. Paul is managing partner, and 29,159 shares subject to vested stock options.

(9)	Includes 8,716 shares held individually by Mr. Rufty’s spouse and 3,485 shares held by Mr. Rufty as custodian for a minor child.

(10)	Pursuant to the merger of ECB with the Company, Mr. Utz serves as Chairman of VSB effective April 1, 2013 and is to be appointed President of the Company effective April 30, 2013.

(11)	Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Messrs. Earley, Jones, Roberts and Utz, each of whom is an executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding their beneficial ownership of shares of the Company’s Common Stock on the date that they are first elected as a director or an executive officer, as well as subsequent changes in their beneficial ownership of the Company’s Common Stock. To the best of the Company’s knowledge, all such ownership reports were timely filed in 2012 except that Mr. Lucas was late filing one Form 4 relating to a single purchase of the Company’s common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

This meeting is being held to, among other things, elect thirteen directors of Crescent to serve a one-year term of office expiring at the 2014 annual meeting of stockholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (13 persons). Cumulative voting is not authorized under the terms of the Company’s certificate of incorporation.

Thirteen members of the Board of Directors are standing for election at the Company’s Annual Meeting with terms continuing until the 2014 annual meeting of stockholders and until their successors have been elected and qualified. The nominees are: Mr. J. Adam Abram, Mr. David S. Brody, Mr. Alan N. Colner, Mr. Scott M. Custer, Mr. George T. Davis, Jr., Mr. Thierry Ho, Mr. J. Bryant Kittrell, III, Mr. Joseph T. Lamb, Jr., Mr. Steven J. Lerner, Mr. James A. Lucas, Jr., Mr. Charles A Paul, III, Mr. A. Wellford Tabor, and Mr. Nicolas D. Zerbib.

The Company believes that its Board as a whole should encompass a range of talent, skill and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business.

The Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of Crescent’s business. Each director nominee identified below holds or has held senior executive positions in relevant organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development. The Board of Directors further believes that each of the director nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and the commitment to devote significant time and energy to service on the Board. A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees should serve as a director of the Company is presented below.

The following table shows for each current director and director nominee: (1) name; (2) current age; (3) how long he or she has been one of our directors; (4) position(s) with us, other than as a director, if applicable; (5) principal occupation and business experience for the past five years; and (6) a brief discussion of the specific experience, qualifications, attributes or skills that the Board believes qualifies each director for service on Crescent’s Board. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Fourteen of the directors listed below are also directors of VSB.

Name (Age)	Director Since	Position with Crescent and Business Experience

J. Adam Abram (57)	2011
Mr. Abram has served as the Chairman of the Board of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Mr. Abram has served as Chairman of Piedmont Community Bank Holdings, Inc., a bank holding company, since he co-founded the company in 2009. He has served as Chairman of Franklin Holdings (Bermuda), Ltd. since 2008 and served as President, Chief Executive Officer and director of James River Group, Inc., an insurance holding company, from its inception in 2002 until 2012. James River Group, Inc. was publicly traded until 2008.

Brent D. Barringer (54)	1998
Mr. Barringer has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since he co-founded the Bank in 1998. Mr. Barringer is an attorney and the managing partner with Barringer Law Firm LLP, Cary, North Carolina. Prior to founding Barringer Law Firm in 1986, Mr. Barringer served as a Law Clerk to Senior Judge Eugene A. Gordon, U.S. District Court, Middle District of North Carolina. Mr. Barringer received a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill in 1981, followed by a Juris Doctor degree from the University of North Carolina School of Law in 1984. Mr. Barringer has served as Chairman of the board of directors of the Cary Chamber of Commerce and as a board member of the N.C. Housing Finance Agency. Mr. Barringer also currently serves as Vice-Chair of the Centennial Authority of the PNC Arena in Raleigh.

David S. Brody (62)	2011
Mr. Brody has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Mr. Brody has served as a director of Piedmont Community Bank Holdings, Inc. since November 2011. He is the founder and managing partner of Brody Associates, a real estate development company, which position he has held for over ten years. He is the outgoing Chairman of the board of trustees of East Carolina University and is President of The Brody Brothers Foundation. Mr. Brody was a founding board member of the Little Bank, Kinston, North Carolina.

Alan N. Colner (58)	2011
Mr. Colner has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Mr. Colner has served as a director of Piedmont Community Bank Holdings, Inc. since 2009. He has been Chief Executive Officer, North America of PensionsFirst Group LLP, a solution provider to the global defined benefit industry, since 2010. Prior to taking on this role, Mr. Colner was a partner with Compass Advisers LLP, an international investment banking firm, since 2001. From 2002 to 2007, Mr. Colner served as a director for James River Group, Inc., an insurance holding company that was publicly traded until 2008.

Name (Age)	Director Since	Position with Crescent and Business Experience

Scott M. Custer (56)	2011
Mr. Custer has been a director and Chief Executive Officer of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. He has served as a director and Chief Executive Officer of Piedmont Community Bank Holdings, Inc. since 2010. Before joining Piedmont, he served as Chairman and Chief Executive Officer of RBC Bank (USA), a position he held since 2004. An active member of the community, Mr. Custer is on the boards of trustees for the College of William and Mary and William Peace University. He holds a bachelor’s degree in economics and business administration from the College of William and Mary.

George T. Davis, Jr. (57)	2013
Mr. Davis joined the Company as a director in 2013 pursuant to provisions of the Agreement and Plan of Merger by and between Crescent Financial Bancshares, Inc. and ECB Bancorp, Inc. Prior to the merger, Mr. Davis served as Vice Chairman of ECB and The East Carolina Bank since 1979. He is an attorney and sole proprietor of Davis & Davis (law firm), Swan Quarter, NC.

Thierry Ho (55)	2011
Mr. Ho has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Mr. Ho has served as a director of Piedmont Community Bank Holdings, Inc. since 2009. He has been a Managing Director of Lightyear Capital LLC, a private equity fund, and a member of its investment committee since 2008. Mr. Ho has served on the board of directors of Lightyear Capital portfolio companies ARGUS Software, Inc., a provider of technology solutions for real estate asset valuation and operation management, and Athilon Group Holdings Corp., a financial services company.

J. Bryant Kittrell, III (60)	2013
Mr. Kittrell joined the Company as a director in 2013 pursuant to provisions of the Agreement and Plan of Merger by and between Crescent Financial Bancshares, Inc. and ECB Bancorp, Inc. Prior to the merger, he served as a director of ECB and The East Carolina Bank since 1990. He is retired and serves or has served as: former Chairman and Chief Executive Officer, Eastern NC Natural Gas Co., Edenton, NC (2001− 2005), Executive Director, Albemarle Pamlico Economic Development Corp. (2001− 2005), and Regional Manager and Manager of Governmental Affairs, North Carolina Power, Inc. (utility company), Manteo, NC (1984− 2000), current member and manager, May & Hughes, LLC (commercial leasing) (since 2002) and Keyless Innovations (smart house technology) (since 2003), Kitty Hawk, NC.

Joseph T. Lamb, Jr. (78)	2013
Mr. Lamb joined the Company as a director in 2013 pursuant to provisions of the Agreement and Plan of Merger by and between Crescent Financial Bancshares, Inc. and ECB Bancorp, Inc. Prior to the merger, he served as a director of ECB and The East Carolina Bank since 1981. He is the owner of Joe Lamb, Jr. & Associates, Inc. (real estate sales and rentals) and Lamb Realty, Inc. (realty company), Kitty Hawk, NC.

Name (Age)	Director Since	Position with Crescent and Business Experience

Steven J. Lerner (58)	2011
Dr. Lerner has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Dr. Lerner has served as a Vice Chairman of Piedmont Community Bank Holdings, Inc. since he co-founded the company in 2009. He has served as the Chairman of FGI Research, a provider of online market research services, since he founded the company in 1981. From 2000–2012, Dr. Lerner served as Chairman of Capstrat, Inc., a strategic marketing communication firm, and he was Chairman of Yankelovich, Inc., a consumer research firm, from 2000–2008. Dr. Lerner has spent the last 30 years helping small and medium sized businesses maximize their potential. He has been involved in the formation of a number of companies including Blue Hill Group, and Sterling Cellular prior to its sale in 1993. Dr. Lerner is a member of the board of directors of HealthEMe, a provider of digital heath care services, and a director of Bandwidth.com, a provider of next generation communications services. Dr. Lerner received both a Ph.D. and an M.A. from the University of North Carolina at Chapel Hill, and he currently serves as a member of the University’s board of trustees.

James A. Lucas, Jr. (61)	1998
Mr. Lucas has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since he co-founded the Bank in 1998. Mr. Lucas, a Certified Public Accountant, is managing partner of James A. Lucas and Company LLP, a private accounting firm established in 1966. Mr. Lucas has 40 years of experience in corporate finance, accounting, tax, and auditing of businesses in various industries. He is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.

Charles A. Paul, III (47)	2006
Mr. Paul has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since 2006. Mr. Paul was a founding director of Port City Capital Bank (2002) prior to its acquisition by the Company in 2006. Mr. Paul currently serves as the President & CEO of Bald Head Island Limited LLC, the principal owner, operator and developer of the Island resort community. Additionally, since 2000, Mr. Paul has been a Managing Partner of Harbor Island Partners LLC, a private equity firm headquartered in Wilmington, North Carolina. Prior to his tenure in the private equity industry, Mr. Paul worked in the investment banking industry, principally specializing in the distressed securities area, in Manhattan, New York, and was previously employed by J.P. Morgan Chase & Co., and Salomon Brothers, Inc. Mr. Paul currently serves on the board of trustees of Cape Fear Academy, the Board of Cape Fear Council Boy Scouts of America (Mr. Paul is an Eagle Scout), and the board of the University of North Carolina at Wilmington Cameron School of Business.

Jon S. Rufty (58)	1998
Mr. Rufty has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since he co-founded the Bank in 1998. Mr. Rufty is owner and President of Rufty Homes, Inc., a residential construction company. He has held numerous leadership positions in the Home Builders Association, including the President of the local Home Builders Association (8th largest in the U.S.) and a member of the Board of Directors for the National Association of Home Builders. As an active civic and charitable leader, Mr. Rufty was a builder for multiple charity houses (Duke Children’s Hospital, American Lung Association and the Make-A-Wish Foundation), and he currently serves on the board of advisors for General Hugh Shelton’s Leadership Center and the board of directors for Guatemala Village Partners. Mr. Rufty also serves on the board of advisors for North Carolina State University’s College of Management. Mr. Rufty holds a Business Management degree from North Carolina State University.

Name (Age)	Director Since	Position with Crescent and Business Experience

A. Wellford Tabor (44)	2011
Mr. Tabor has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Mr. Tabor has served as a director of Piedmont Community Bank Holdings, Inc. since 2009. He has been the Managing Partner of Keeneland Capital LLC, an investment firm which makes public and private investments, since May 2009. Mr. Tabor was a Partner at Wachovia Capital Partners, a private equity firm, from 2000 through 2009. Mr. Tabor serves as a director of Concho Resources, Inc., and numerous private companies and community organizations. From 2003 to 2007, Mr. Tabor served as a director for James River Group, Inc., an insurance holding company that was publicly traded until 2008.

Nicolas D. Zerbib (41)	2011
Mr. Zerbib has been a director of Crescent Financial Bancshares, Inc. and VantageSouth Bank since November 2011. Mr. Zerbib has served as a director of Piedmont Community Bank Holdings, Inc. since November 2011. He has served as a Senior Principal of Stone Point Capital LLC, a private equity fund, since 1998 and is a member of its investment committee. Mr. Zerbib has served as a director of several Stone Point Capital portfolio companies, including Amherst Holdings, LLC, a specialist broker-dealer focusing on mortgage-related securities, Edgewood Partners Holdings, LLC, an insurance brokerage firm, Freepoint Commodities LLC, a commodities merchant trading company, Higginbotham Insurance Agency, Inc., a risk management and financial services firm, NXT Capital, Inc., a commercial finance company, Preferred Concepts LLC, a program administrator and wholesale broker, Privilege Underwriters, Inc., a managing general agent for personal lines products, and StoneRiver Holdings, L.P., a provider of insurance technology, professional services and outsourcing solutions to the insurance industry. From 2005 to 2007, Mr. Zerbib served as director for James River Group, Inc., an insurance holding company that was publicly traded until 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS A DIRECTOR OF THE COMPANY.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Director Independence

With the exception of Mr. Custer, the Chief Executive Officer of Crescent, each member of the Company’s Board of Directors who (i) served the Company for any part of 2012, or (ii) currently serves as a director, is “independent” as defined by Nasdaq listing standards.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is led by its chairman, Mr. Abram. At present, the positions of principal executive officer and chairman are held by different persons. The Board does not have a formal policy as to whether the roles of chairman and principal executive officer should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as chairman of the Board is in the best interests of the Company and its stockholders and that this division of responsibility facilitates communication between the Board and executive management and is appropriate given the legal and regulatory requirements applicable to the Company.

The Board of Directors’ role in the risk management process is to oversee and monitor the Company’s risk management processes. The Board outlines our risk principles and management framework and it sets high level strategy and risk tolerances, including the creation of internal controls and safeguards relating to credit, liquidity, interest rate, operational, transaction, legal, and reputation risks. In particular, the Board’s Risk Management Committee, composed of J. Adam Abram, Brent D. Barringer, David S. Brody (Chair), Alan N. Colner, Scott M. Custer, Thierry Ho, J. Bryant Kittrell, III, and Nicolas D. Zerbib, which meets quarterly or more frequently, coordinates the Board’s oversight and policy-making efforts to manage the Company’s risk profile, including, among other things, the Company’s credit, treasury and liquidity management functions.

In addition, the Board of Directors reviews proceedings of standing management committees to provide regular oversight of various aspects of Crescent’s risk and the members of our management team responsible for that segment of the Company’s operations. The Board believes that the overlapping oversight responsibilities of the committees provides a more thorough and consistent review of our risk profile. In total, the Board of Directors plays an active and essential role in the Company’s management of its risk profile.

Meetings and Committees of the Board of Directors

Board of Directors. The Company’s Board of Directors held 11 meetings during 2012. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he served. The Company does not have a formal policy regarding director attendance at meetings of stockholders, however, each director is encouraged to attend stockholder meetings. Six of the Company’s directors then serving in office attended the 2012 annual meeting of stockholders.

The Company’s Board of Directors has four standing committees including an Audit Committee, Compensation Committee, Nominating and Governance Committee, and Risk Management Committee. In addition, the VSB Board of Directors has a standing Executive Committee.

Audit Committee. The present members of the Audit Committee are J. Adam Abram, Alan N. Colner (Chair), George T. Davis, Jr., Steven J. Lerner, James A. Lucas, Jr., and Charles A. Paul, III. The Audit Committee held nine meetings during 2012. The Company’s common stock is listed for quotation on the Nasdaq Global Market, and each of the Audit Committee members during 2012 were “independent” and financially literate as defined by the Nasdaq listing.

The Committee, in accordance with its charter and the Company’s policy on related party transactions, reviewed and approved all of the Company’s related party transactions. In considering these transactions, the Committee determined that the related party transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and were not expected to present unfavorable features to the Company. For additional information on the Company’s policy relating to related party transactions, please see “Indebtedness of Management and Certain Related Party Transactions” below.

The Board of Directors has determined that each of Mr. Colner, Mr. Lucas and Mr. Paul meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee has adopted a formal written charter which is available on the Company’s website at www.vantagesouth.com.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2012, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the Company’s independent auditors, Dixon Hughes Goodman LLP, all matters required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board. Furthermore, the Audit Committee received from Dixon Hughes Goodman LLP written disclosures and correspondence regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Dixon Hughes Goodman LLP their independence with respect to the Company and the Bank.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC; and (ii) recommended that stockholders ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2013.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Dixon Hughes Goodman LLP. The Audit Committee has determined that such provision was compatible with maintaining the independence of Dixon Hughes Goodman LLP.

This report is submitted by the Audit Committee:

J. Adam Abram	Steven J. Lerner
Alan N. Colner (Chair)	James A. Lucas, Jr.
George T. Davis, Jr.	Charles A. Paul, III

Compensation Committee. The present members of the Compensation Committee are J. Adam Abram, Thierry Ho, Steven J. Lerner (Chair), A. Wellford Tabor and Nicolas D. Zerbib. Each of the present members of the Compensation Committee are “independent” within the meaning of the listing standards of the Nasdaq Stock Market, a “nonemployee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” as determined in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has a charter, which is available at www.vantagesouth.com. The Compensation Committee met two times in 2012. The Compensation Committee reviews and recommends to the Board the annual compensation, including salary, equity-based grants, incentive compensation, and other benefits for senior management and other Company and subsidiary employees.

From time to time, the Committee requests the Chief Executive Officer to be present at Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Committee members may vote on decisions regarding changes in executive compensation. The Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present.

The Compensation Committee of the Company may engage a compensation consultant to advise the committee on matters related to executive officer, employee and director compensation, and compliance with applicable laws and regulations relating to compensation-related matters, although the Committee did not meet with a consultant during 2012. The Compensation Committee does not delegate any of its authority as set forth in its charter to any other persons.

The Compensation Committee has adopted a formal written charter which is available on the Company’s website at www.vantagesouth.com.

Nominating and Governance Committee. The Board of Directors has a standing Nominating and Governance Committee, which is comprised of all members of the Board of Directors. Based upon Piedmont’s ownership of more than 50% of our outstanding common stock, the Company is a “controlled company” as defined by the Nasdaq listing standards. As a result, we are permitted to utilize the exemption afforded to controlled companies under the listing standards, which permit non-independent directors to participate in the nomination of directors. Scott Custer, the Company’s Chief Executive Officer, is our only non-independent director, and participates in director nominations, but is not a member of our Audit or Compensation Committees.

The Nominating and Governance Committee has adopted a formal written charter which is available on the Company’s website at www.vantagesouth.com.

Director Nomination Process

In accordance with our Company’s Amended and Restated Bylaws, a stockholder may nominate persons for election as directors. If the officer presiding at the annual meeting determines that a nomination was not made in accordance with the requirements of Section 3.8 of our bylaws, the nomination may be disregarded. The bylaws require written notice of the nomination addressed to the Corporate Secretary of Crescent be received at our principal executive office of 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612 no later than 90 days before, but no earlier than 120 days before, the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is scheduled to take place more than 30 days before or more than 70 days after the one-year anniversary of the prior year’s annual meeting, notice must be provided to the Company’s Secretary no earlier than 120 days prior to the annual meeting and not after the later of (i) 90 days prior to the scheduled annual meeting and (ii) 10 days following the day on which the public announcement of the scheduled date of the annual meeting is made by the Company. Additionally, the notice must include information regarding the proposed nominee and the stockholder making the nomination that is required in Section 3.8(a)(2) of our Amended and Restated Bylaws.

The Board of Directors has not adopted a formal policy or process for identifying or evaluating director nominees, but it informally solicits and considers recommendations from a variety of sources, including members of the community, customers and stockholders of Crescent, and professionals in the financial services industry and in other economic sectors when considering prospective directors. Once a potential nominee has been identified, the Board of Directors then considers the potential nominee’s business experience; knowledge of Crescent and the financial services industry; experience in serving as a director of Crescent or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by Crescent; commitment to and availability for service as a director.

Although Crescent does not have a policy with regard to the consideration of diversity in identifying director nominees, the Board of Directors does consider it in identifying well-qualified director nominees. The Board of Directors strives to nominate individuals with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Crescent’s business.

DIRECTOR COMPENSATION

Director Fees. Directors who are also employees of Crescent receive no compensation for their service as directors. However, non-employee directors receive an annual retainer fee of $25,000 ($40,000 in the case of the Chairman of the Audit Committee, $30,000 in the case of the Chairman of the Risk Committee, and $150,000 in the case of the Chairman of the Board). While Piedmont paid a portion of each of their fees, the total fees earned are shown below.

Equity Compensation. Crescent did not grant any equity awards to its non-employee directors during the year ended December 31, 2012. As of December 31, 2012, only Mr. Paul held fully vested outstanding stock options to acquire 29,159 shares of Crescent’s common stock.

Other. Each of our directors is also covered by director and officer liability insurance, and each of our directors is entitled to reimbursement for reasonable out-of-pocket expenses in connection with meeting attendance.

The following table presents a summary of all compensation earned by Crescent’s directors for their service as such during the year ended December 31, 2012, other than with respect to Mr. Custer, who served as an executive officer of Crescent during 2012, and whose compensation is set forth in the Summary Compensation Table below.

2012 DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash	All Other Compensation (2)	Total

J. Adam Abram	$150,000	$–	$150,000
Brent D. Barringer (2)	25,000	10,000	35,000
David S. Brody (3)	30,000		30,000
Alan N. Colner	40,000	–	40,000
Thierry Ho (4)	25,000	–	25,000
Steven J. Lerner	25,000	–	25,000
James A. Lucas, Jr. (2)	25,000	10,000	35,000
Charles A. Paul, III (2) (5)	25,000	10,000	35,000
Jon S. Rufty (2)	25,000	10,000	35,000
A. Welford Tabor	25,000	–	25,000
Nicolas D. Zerbib (6)	25,000	–	25,000

(1)	The 2012 Director Compensation Table does not reflect compensation for Messrs. Davis, Kittrell and Lamb because they were appointed to the Crescent Board on April 1, 2013.

(2)
The amounts shown in “All Other Compensation” reflect the fact that Messrs. Barringer, Lucas, Paul and Rufty received a $10,000 fee for serving on the Special Committee of the Crescent Board from July 27, 2012 through December 31, 2012.

(3)	Mr. Brody’s fees were paid to Terrior, LLC.

(4)	Mr. Ho’s fees were paid to Lightyear Capital II, LLC.

(5)	At December 31, 2012, Mr. Paul had outstanding stock options to acquire 29,159 shares of Crescent’s common stock.

(6)	Mr. Zerbib’s fees were paid to Stone Point Capital LLC.

Certain Related Party Transactions

The Bank has had, and expects to have in the future, transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. As of December 31, 2012, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $31.7 million. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

During 2012, VSB paid a total of $152,802.86 in rent to Wake Property Investments, LLC, which owned VSB’s Garner Branch Office. Wake Property Investments, LLC continues to own VSB’s Garner office. Director James A. Lucas, Jr. owns a 33.33% interest in Wake Property Investments, LLC. Also during 2012, VSB paid a total of $587,988.56 in rent to 4711 Six Forks, LLC, which owned VSB’s Raleigh Main Branch office. 4711 Six Forks, LLC continues to own VSB’s Raleigh Main Branch office. Director Brent A. Barringer owns a 5% interest and Director James A. Lucas, Jr. owns a 22.34% interest in such entity. VSB continues to rent each of these properties.

Director Steven J. Lerner is the former Chairman of Capstrat, Inc., a strategic marketing communication firm. VSB paid $37,697.53 to such firm for advertising and public relations services rendered in 2012. Effective as of December 31, 2012, Capstrat sold its business and changed its name to Jasper Corp. Dr. Lerner is no longer associated with the former business of Capstrat, and is no longer an officer or employee of Jasper Corp. or the Capstrat business, and, as of January 1, 2013, he receives no compensation from either. Dr. Lerner continues to own a 12.21% interest in Jasper Corp.

Crescent and VSB entered into an Investment Agreement with Piedmont on February 23, 2011, pursuant to which, among other things, Piedmont agreed to acquire 18,750,000 newly issued shares of Crescent’s common stock through a direct investment of $75 million in cash (the “Investment”), and to conduct a tender offer for approximately 6.4 million of Crescent’s shares. Piedmont’s direct investment in Crescent closed on November 18, 2011, and the tender offer closed on December 21, 2011, with Piedmont acquiring approximately 6.1 million additional shares in the tender offer. Prior to the consummation of the Investment, Piedmont and its directors and officers were not affiliates of Crescent or VSB.

Pursuant to the terms of the Investment Agreement, eight directors designated by Piedmont were elected to the Crescent Board on the date that the Investment closed. The directors designated by Piedmont were Mr. J. Adam Abram, Mr. David S. Brody, Mr. Alan N. Colner, Mr. Scott M. Custer, Mr. Thierry Ho, Mr. Steven J. Lerner, Mr. A. Wellford Tabor and Mr. Nicolas D. Zerbib, each of whom is also a director of Piedmont. Also pursuant to the terms of the Investment Agreement, on the closing date of the Investment, all directors of Crescent resigned, other than Mr. Brent D. Barringer, Mr. James A. Lucas, Jr., Mr. Charles A Paul, III and Mr. Jon S. Rufty, each of whom was also elected as a director of Piedmont on the closing date of the Investment.

Piedmont held approximately 88% of the voting shares of Crescent and wholly owned Legacy VantageSouth (except for directors’ qualifying shares) as of October 19, 2012. Accordingly, in connection with the VantageSouth Merger, which closed on November 30, 2012, Piedmont received shares of Crescent common stock proportional to its ownership interests in Legacy VantageSouth, increasing its ownership of Crescent to approximately 90%. On April 1, 2013, ECB was merged with and into the Company, increasing the Company’s total outstanding shares of common stock such that Piedmont holds 70% of Crescent’s voting shares. Two of Crescent’s directors, Mr. J. Adam Abram and Mr. A. Wellford Tabor, are beneficial owners of Piedmont. In addition, Messrs. J. Adam Abram, David S. Brody, Alan N. Colner, Scott M. Custer, Thierry Ho, Steven J. Lerner, A. Wellford Tabor and Nicolas D. Zerbib, members of the Crescent board and of the board of VSB, are also directors of Piedmont. Adam Abram, Scott Custer and Steven Jones, who are directors or officers, or both, of Crescent, were on the board of Legacy VantageSouth. Adam Abram, David Brody, Alan Colner, Scott Custer, Steven Lerner and Wellford Tabor, members of Crescent’s board of directors, are also stockholders of Piedmont. Scott Custer, who serves as Chief Executive Officer of VSB, serves as Chief Executive Officer of Crescent and as President and Chief Executive Officer of Piedmont. Steven Jones, who serves as President of VSB, serves as Head – Sales and Market Management for Piedmont; Lee Roberts, who serves as Chief Operating Officer of Crescent and VSB, serves as Managing Director of Piedmont; and Terry Earley is Chief Financial Officer of Piedmont as well as CFO of Crescent and VSB.

In addition, Crescent, VSB, Legacy VantageSouth and Piedmont entered into an Affiliate Services Agreement, dated March 28, 2012 (the “Affiliate Agreement”) and effective retroactively to January 1, 2012, which was the date that the arrangements in the Affiliate Agreement were implemented. Under the Affiliate Agreement, the parties provided services to each other and allocated the associated costs. These services included executive management, accounting, human resources, regulatory compliance and other bank related functions. The Affiliate Agreement also complies with Sections 23A and 23B of the Federal Reserve Act.

Pursuant to the Affiliate Agreement, Piedmont paid a monthly fee to VSB for certain services, which included reimbursement of a portion of the lease expense of 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina, which are Piedmont’s executive offices. Lease payments to the property owner are made by VSB. The office space is also used by Crescent and VSB management. In the year ended December 31, 2012, Piedmont paid $111,795 to VSB for lease expense. In addition, Piedmont paid $819,628 to VSB in 2012 for salaries and benefits of employees that provide services to both Piedmont and VSB. This salaries and benefits allocation is calculated pursuant to the Affiliate Agreement because all employees are paid by VSB. Finally, certain directors and officers of Crescent and VSB were granted warrants for shares of Piedmont’s common stock in 2010 and 2011. Many of these individuals perform services for Piedmont and VSB, therefore, stock based compensation cost related to these warrants is allocated to each company pursuant to the Affiliate Agreement. VSB paid $822,000 to Piedmont in 2012 for stock based compensation cost related to Piedmont stock warrants.

Crescent and Piedmont also entered into a Tax Sharing Agreement, effective December 22, 2011, under which Crescent and VSB, on the one hand, and Piedmont and its one subsidiary other than the Company, on the other hand, are responsible for and bear the cost of their respective tax obligations, calculated independently of each other. However, to the extent that Piedmont and its subsidiary benefit from the use of Crescent and VSB’s net operating losses, such tax benefit will be paid by Piedmont to Crescent and VSB.

Crescent’s board of directors formed an independent special committee of disinterested directors to evaluate and, if appropriate, negotiate the Legacy VantageSouth merger. The special committee retained its own legal counsel, obtained financial advice and a fairness opinion from an independent investment bank, and negotiated the terms of the Legacy VantageSouth merger with Piedmont. Following the unanimous recommendation of the special committee that the Legacy VantageSouth merger and the associated transactions are advisable, fair to, and in the best interests of Crescent and Crescent stockholders unaffiliated with Piedmont, Crescent’s board of directors unanimously adopted the recommendations of the special committee, approved the Legacy VantageSouth merger, and recommended that Crescent stockholders approve the issuance of shares pursuant to the Legacy VantageSouth merger. Piedmont, which held approximately 88% of Crescent voting shares, agreed to vote in favor of the Legacy VantageSouth merger proposal at the November 30, 2012 special meeting of stockholders.

Crescent and VSB entered into an indemnification agreement with Mr. Carlton on February 23, 2011. In the indemnification agreement, Mr. Carlton waived certain indemnification rights to which he would have been otherwise entitled with respect to certain service (“Other Service”) rendered prior to January 1, 2011, which was performed at the request of Crescent or VSB on the board of directors of other corporations or entities. The indemnification agreement effectively serves to cap Crescent’s and VSB’s obligation to indemnify Mr. Carlton at $1 million for any liability, whether in the form of legal expenses, judgments, or otherwise, incurred by him as a result of such Other Service. In 2011 and 2012, Crescent made approximately $54,000 in payments under the indemnification agreement.

Executive Officers

Set forth below is certain biographical information regarding the current executive officers of Crescent and VSB, other than Scott M. Custer, the Chief Executive Officer of Crescent, and Chief Executive Officer of VSB, whose biographical information is included with that of other members of the Board of Directors above.

Name (Age)	Officer Since	Position with Crescent and Business Experience

Terry S. Earley (54)	2012
Mr. Earley has served as Executive Vice President and Chief Financial Officer of Crescent Financial Bancshares, Inc. since February 2012, and VantageSouth Bank since March 2012. He is also CFO of Piedmont Community Bank Holdings, Inc., a position he has held since 2011. Prior to joining Piedmont, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, in 2010, and as CFO of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, in 2009. Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), which he joined in 1992. As CFO of VantageSouth, he is responsible for the implementation of financial strategies, including investment management, financial accounting and reporting, and he oversees the technology and operational functions of the Bank. A leader in his community, Mr. Earley is a member of First Baptist Church and is a former board member of Faith Christian School, Rocky Mount, North Carolina. He holds a bachelor’s degree from the University of North Carolina at Chapel Hill in business administration.

Name (Age)	Officer Since	Position with Crescent and Business Experience

Steven W. Jones (44)	2011
Mr. Jones has been President of Legacy VantageSouth Bank since 2010 and continues in that position as President of VSB. From 2009 to 2010, Mr. Jones served as Executive Vice President and Chief Operating Officer of First American Financial Management Company, a proposed bank holding company. Prior to that, Mr. Jones spent over 10 years working at RBC Bank (USA) in a variety of leadership roles, including President (Carolinas and Virginia), President (Personal and Business Banking), Regional President (Florida Personal and Business Banking) and Regional Manager (Personal and Business Banking – Eastern Sandhills Region). Mr. Jones is responsible for VantageSouth’s businesses, including commercial banking, retail banking, government lending and the mortgage division. He is a member of the Triangle board of the American Heart Association and currently serves on the board of trustees for East Carolina University, where he received his bachelor’s degree.

Lee H. Roberts (44)	2011
Mr. Roberts has been Chief Operating Officer of Crescent Financial Bancshares, Inc. and VantageSouth Bank since 2011. He has served as a Managing Director of Piedmont Community Bank Holdings, Inc. since 2010. Prior to joining Piedmont, Mr. Roberts was a partner at Cherokee Investment Partners, LLC, a private equity firm, and was previously with Morgan Stanley & Co., an investment bank and broker-dealer, in London and New York. At VantageSouth Bank, Mr. Roberts oversees corporate strategy and M&A, as well as risk management, credit, legal, compliance and human resources. He serves on the boards of Duke University’s Sanford School of Public Policy, the Duke Alumni Association, the Community Investment Corporation of the Carolinas and Ravenscroft School in Raleigh. He holds a bachelor’s degree from Duke University and a J.D. from Georgetown University.

A. Dwight Utz (59)	2013
Mr. Utz became Chairman of VantageSouth Bank effective April 1, 2013 and will be appointed President of Crescent at the Company’s board meeting on April 30, 2013. Prior to joining the Bank, Mr. Utz served as President and Chief Executive Officer of ECB Bancorp, Inc. and The East Carolina Bank since July 2009. He has served as Executive Vice President and Chief Retail Officer for MidSouth Bancorp, a bank holding company headquartered in Lafayette, Louisiana, from 2001 until 2009. From 1995 to 2000 he was employed as a corporate Vice President of PNC Financial Services Group, Inc., Pittsburgh, Pennsylvania. Previously, he was employed from 1972 to 1995 by CCNB Bank N.A., Camp Hill, Pennnsylvania, where he held senior management positions and last served as Senior Vice President/Regional Market Executive. Mr. Utz has 39 years banking experience.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the total compensation awarded to, paid to or earned by each of Crescent’s named executive officers for the years ended December 31, 2012 and December 31, 2011. The named executive officers include Crescent’s principal executive officer for the year ended December 31, 2012, and Crescent’s three most highly compensated executive officers other than the principal executive officer who were serving as executive officers at December 31, 2012.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Option Awards (3)	All Other Compensation (4)	Total

Scott M. Custer (5)	2012	$320,000	$300,000	$–	$–	$620,000
President and Chief Executive Officer	2011	300,000	240,000	230,207	–	770,207

Terry S. Earley	2012	250,000	140,000	–	–	390,000
Executive Vice President and Chief Financial Officer	2011	–	–	–	–	–

Lee H. Roberts	2012	235,005	140,000	–	55,000	430,005
Executive Vice President and Chief Operating Officer	2011	–	–	–	–	–

Steven W. Jones	2012	235,000	160,000	–	8,655	403,655
President of VSB	2011	–	–	–	–	–

(1)
Messrs. Custer, Earley, Roberts, and Jones are employees of both Crescent and Piedmont, Crescent’s parent company. Only Mr. Custer was an executive officer of Crescent in 2011. All of Mr. Custer’s salary and bonus were paid by Piedmont in 2011, but his total 2011 salary and bonus is shown above. In addition, the total 2012 salaries and bonuses paid by Piedmont and Crescent to all named executive officers are shown above; however, in 2012 Piedmont paid 75% of Mr. Custer’s salary and bonus, 50% of the salary and bonus of Messrs. Earley and Roberts, and 25% of the salary and bonus of Mr. Jones.

(2)	Bonus amounts include discretionary payments made to each named executive officer.

(3)
Amounts listed in the “Option Awards” column reflect the aggregate grant date fair value of each award granted during the year computed in accordance with FASB ASC 718, Compensation – Stock Compensation. Mr. Custer serves both as CEO of Crescent (since November 18, 2011) and as CEO of Piedmont. Because of his dual roles, a portion of his compensation is paid by Piedmont. The table above reflects 25% of the fair value of the warrants in Piedmont common stock which Mr. Custer received in 2011 for his employment by both Crescent and Piedmont. The total outstanding Piedmont warrants Mr. Custer owns are disclosed below in the Outstanding Equity Awards section.

The fair value of each stock warrant award is determined when the warrant is issued with a Monte Carlo-based option pricing model. The model assumes that the stock warrants will be exercised at the mid-point of the time to achieve the performance condition and contractual term of 10 years, weighted by additional assumptions summarized below. The weighted average per share fair value of stock warrants granted in 2011 was $33.47. The fair value of stock warrants granted was determined using the following weighted average assumptions as of grant date: risk free interest rate of 2.19%, expected time until conditions are satisfied of 1.61 years, expected Piedmont stock price volatility of 38.07%, Piedmont dividend yield of 0%.

(4)
Crescent provides each named executive officer with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. For Mr. Roberts, the amount shown in this column for 2012 is the personal use portion of club membership dues. For Mr. Jones, the amount shown in this column for 2012 is employer matches to 401(k) contributions and $7,480 of 2012 club membership dues.

(5)	Mr. Custer will hold the title of “President” of the Company until Mr. Utz is appointed to this position on April 30, 2013 pursuant to the Company’s merger with ECB.

Restrictions on Executive Compensation

The Company is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program. On January 9, 2009, the Company issued and sold to the Treasury shares of its preferred stock and a warrant to purchase common stock for an aggregate purchase price of $24.9 million in cash. In connection with the Treasury’s investment, the Company was required to follow certain corporate governance and compensation standards, including limitations on the compensation of its senior executive officers, applicable in certain situations. In that regard, the Company’s executive officers serving at that time executed a waiver whereby the executive voluntarily released the Company from any and all obligations to pay compensation prohibited by federal law and waived any present or future claims against the Company for any changes to the executive’s regular, bonus or incentive compensation or benefit-related arrangements, agreements, or policies and any other changes required to be made by the Treasury. At the closing of the Company’s transaction with the Treasury, the Company’s executive officers serving at that time also entered into executive compensation modification agreements to ensure the Company’s compliance with the laws and regulations governing the Company’s participation in the TARP Capital Purchase Program.

Following the completion of Piedmont’s Investment, under the relevant regulatory guidance governing the TARP Capital Purchase Program, these corporate governance and compensation standards no longer apply to either Piedmont or Crescent, and none of the currently-serving executive officers of the Company are subject to these restrictions. Further, by virtue of its acquisition by Crescent, the corporate governance and compensation standards applicable to ECB that relate to its participation in the TARP Capital Purchase Program are similarly not applicable to Crescent.

Executive Employment Agreement

Mr. Custer’s Employment Agreement was originally entered into with Piedmont on December 16, 2009. It was amended and restated in April 2012 to, among other things, add the Company and the Bank as parties to the agreement, and reflect his appointment as Chief Executive Officer of the Company and appointment as Chief Executive Officer of the Bank. The Employment Agreement has a three-year term from the original effective date of December 16, 2009, which term is automatically extended by one year terms thereafter on each anniversary of the original effective date, provided that no party delivers ninety days prior written notice of termination. The Employment Agreement provides that Mr. Custer will receive an annual salary in 2012 of $320,000 for all services as an officer, director and employee of Piedmont, the Company and the Bank, as well as any of their affiliates (the “Employer Group”). After 2012, the amount of Mr. Custer’s salary will be determined by the Company’s Board of Directors, provided that it will be no less than $300,000. The Employment Agreement also provides that Mr. Custer is eligible to receive a performance bonus of up to two times his salary each year based on the achievement of performance measures to be determined by the Company’s Board of Directors. Additionally, the Employment Agreement provides that Mr. Custer will receive grants of options for Piedmont Stock in an amount equal 2% of equity issued in Piedmont equity financings, subject to certain limitations. The Employment Agreement also provides that Mr. Custer is to receive benefits commensurate with his position as a senior executive officer of the Bank, including participation in the Bank’s 401(k) plan and medical, dental, disability, and life insurance, subject to the terms of such plans.

The Employment Agreement provides that if Mr. Custer’s employment is terminated by the Employer Group without cause (as defined therein), he will receive severance payments equal to the monthly amount of his base salary for eighteen months following his termination of employment, subject to the execution of a release of claims against the Company and its affiliates and Mr. Custer’s compliance with certain obligations, including prohibitions on competing with the Employer Group and soliciting the Employer Group’s customers and employees.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (“Crescent Plan”), effective January 1, 1999. On January 29, 2013, effective December 11, 2012, the Crescent Plan was replaced by the amended and restated VantageSouth 401(k) Plan (the “Plan”). An employee is eligible to participate in the Plan the first day of the month after completing 30 days of service and reaching age 18. Participants are able to contribute a portion of their Compensation as a pre-tax deferral once they have met the eligibility requirements and enter the Plan. The maximum dollar amount each year is $16,500 (for 2012) and includes contributions made by participants to other deferral plans, e.g., other 401(k) plans, salary deferral SEP plans, and 403(b) tax sheltered annuity plans. This amount will increase as the cost of living increases. A participant who turns age 50 before the end of any calendar year may defer up to an extra $5,500 each year (for 2012) into the Plan as a pre-tax contribution once they meet certain Plan limits. The maximum catch-up amount may increase as the cost of living increases. Once a participant satisfies the eligibility requirements, the Bank will make a safe harbor matching contribution based on the deferral amount elected. The safe harbor matching contribution is 100% of the participant’s deferrals up to 6% of compensation. Safe harbor matching contributions will be fully vested.

Allocation of Employment Costs

As previously described under “Indebtedness of Management and Certain Related Party Transactions,” Piedmont pays fees to the Bank for services rendered by the Company and the Bank to Piedmont pursuant to the Services Agreement. A portion of the fee that is paid by Piedmont to the Bank is determined based upon a percentage of the salary, benefit costs and any year-end bonuses (the “Employment Costs”) of employees that provide services to Piedmont, the Company and the Bank, including the executive officers of the Company and the Bank. The applicable percentage of the Employment Costs paid by Piedmont is based upon the estimated amount of work to be performed by each employee for each of the relevant entities.

Based upon this estimate, the monthly fee paid by Piedmont to the Bank includes 25% of the Employment Costs for Scott M. Custer, Chief Executive Officer of the Company and Chief Executive Officer of the Bank, Terry S. Earley, Executive Vice President and Chief Financial Officer of both the Company and the Bank, and Lee H. Roberts, Chief Operating Officer of both the Company and the Bank.

Additionally, under the Services Agreement, until its acquisition of Legacy VantageSouth, the Bank paid a monthly fee to Legacy VantageSouth for the services rendered to the Bank by Steven W. Jones, the President of the Bank and another employee, each of whom received compensation and benefits from Legacy VantageSouth. The applicable portion of the Employment Costs was also determined based upon the estimated amount of work performed by these individuals for each of these entities. Based upon the estimate applicable to Mr. Jones, the monthly fee paid by the Bank to Legacy VantageSouth was 80% of his Employment Costs. Following the November 30, 2012 merger of Legacy VantageSouth with and into the Bank, the Bank no longer pays the fees described in this paragraph pursuant to the Services Agreement.

Equity Incentive Awards

In 2012, the Company elected not to make any equity awards to its executive officers in light of uncertain economic conditions and the difficulty such economic conditions would present in determining performance metrics and goals.

2006 Omnibus Stock Ownership and Long-Term Incentive Plan

The stockholders of the Company approved the 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2006 Omnibus Plan”) at the 2006 Annual Meeting of Shareholders to replace the previously approved stock option plans of the Company. The 2006 Omnibus Plan authorized the issuance of awards covering 260,786 shares of the Company’s common stock, as of December 31, 2012 to directors of the Company and its subsidiaries, as well as eligible employees. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights. In the event the number of shares of common stock that remain available for future issuance under the 2006 Omnibus Plan as of the last day of each calendar year is less than 1.5% of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5% of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Omnibus Plan pool.

In 2012, there were no stock options or restricted stock awards to directors, named executive officers or employees under the 2006 Omnibus Plan.

Outstanding Equity Incentive Plan Awards at Fiscal Year End

The following table provides information about outstanding equity awards held by the named executive officers as of December 31, 2012. All outstanding stock option awards were subject to service-based vesting and are for stock options exercisable into shares of Piedmont’s common stock.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date

Scott M. Custer	1,204	3,611	$113.97	4/20/2021
	4,245	12,736	115.55	11/17/2021
	1,444	4,331	114.72	12/21/2021

Terry S. Earley	2,123	6,368	115.55	11/17/2021
	722	2,165	114.72	12/21/2021

Lee H. Roberts	722	2,165	113.97	4/20/2021
	2,123	6,368	115.55	11/17/2021
	722	2,165	114.72	12/21/2021

Steven W. Jones	481	1,444	113.97	4/20/2021
	2,123	6,368	115.55	11/17/2021
	722	2,165	114.72	12/21/2021

(1)
The warrants were granted under Piedmont’s warrant plan and are exercisable into Piedmont common stock. In connection with equity offerings, Piedmont has issued stock warrants to certain directors and members of senior management. The stock warrants were granted on April 21, 2011, November 18, 2011, and December 22, 2011 with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date. The exercise price of each grant is as of December 31, 2012 and is based on Piedmont’s common stock achieving a minimum internal rate of return.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Equity Compensation Plans (2012)

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1)

Equity compensation plans approved by security holders (2)	37,121	(3)	$8.56	260,786	(4)

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	37,121		$8.56	260,786

(1)	Refers to shares of Common Stock.

(2)
The Company has assumed outstanding options originally granted by Port City Capital Bank that are not shown in the table, of which 186,580 options remain exercisable for Common Stock at a weighted average exercise price of $4.96 per share.

(3)
Includes 18,001 shares issuable upon exercise of outstanding options under the 2003 Incentive Stock Option Plan and 19,120 shares issuable upon exercise of outstanding options under the 2006 Omnibus Stock Ownership and Long Term Incentive Plan.

(4)	Includes 260,786 shares remaining for future issuance under the 2006 Omnibus Stock Ownership and Long Term Incentive Plan.

Options Assumed in Corporate Acquisitions. In connection with the acquisition of Port City Capital Bank in 2006, the Company assumed outstanding stock options that had been granted under the stock option plans of the acquired company. As of December 31, 2012, 186,580 assumed options under the PCCB Incentive Stock Option Plan and PCCB Non-Statutory Stock Option Plan were fully vested and exercisable for common stock at a weighted average exercise price of $4.96 per share. The Company did not assume the stock option plans of the acquired company, and since the closing of the acquisition, no additional stock options have been granted, nor are any authorized to be granted, under these plans.

PROPOSAL 2: AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
TO “VANTAGESOUTH BANCSHARES, INC.”

On April 16, 2013, the Board adopted a resolution, subject to stockholder approval, to amend Article One of the Company’s Amended and Restated Certificate of Incorporation to change the name of the corporation to “VantageSouth Bancshares, Inc.” A copy of the proposed form of Certificate of Amendment of the Amended and Restated Certificate of Incorporation is attached as Appendix I.

The Board believes that it is in the Company’s best interest to change its name to “VantageSouth Bancshares, Inc.” because it will identify the Company with its subsidiary bank, VantageSouth Bank, and be more reflective of the Company’s current business and its plans for future growth and expansion.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO “VANTAGESOUTH BANCSHARES, INC.”

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes Goodman LLP, Certified Public Accountants (“Dixon Hughes”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to stockholder ratification. The Board of Directors of Crescent is requesting ratification of this appointment by the stockholders of the Company. It should be noted however that, even if this appointment is ratified by the stockholders of Crescent, the Audit Committee in its discretion may replace the Company’s independent registered public accounting firm and appoint a new independent registered public accounting firm for the Company at any time during the year if it determines that such a change would be in the best interests of the Company.

A representative of Dixon Hughes is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2012 and 2011 and fees billed in 2012 and 2011 for audit-related services, tax services and all other services rendered by Dixon Hughes for each of those fiscal years.

	Fiscal 2012	Fiscal 2011

Audit fees	$402,127	$186,935
Audit-related fees	26,933	23,909
Tax fees	33,450	26,575
All other fees	–	–
Total fees	$462,510	$237,419

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements for fiscal years 2012 and 2011, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2012 and 2011, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. These fees also include review of registration statements and procedures in connection with comfort letters.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance services consist of assistance with federal and state income tax returns.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

All services rendered by Dixon Hughes during 2012 and 2011 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES GOODMAN LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4: NON-BINDING RESOLUTION APPROVING COMPENSATION
OF CRESCENT’S EXECUTIVE OFFICERS

Pursuant the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and its related implementing regulations, the Company is providing its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as it is described in this proxy statement.

Crescent believes that its compensation policies and procedures, which are reviewed and recommended by the Compensation Committee and approved by the Board of Directors, encourage a culture of pay for performance and are strongly aligned with the long-term interests of stockholders. Crescent did not make any equity awards during either 2011 or 2012.

Our Board of Directors and management believe that the compensation paid to the named executive officers as disclosed in this proxy statement is reasonable and competitive. The Board uses various methods and analyses in setting the compensation for the named executive officers and strives to pay fair compensation to its named executive officers, and all employees, and believes its compensation practices are reasonable. We also believe that both the Company and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described below, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views regarding the compensation for the named executive officers by voting to approve or not approve that compensation as described in this proxy statement.

This vote is advisory, which means that it is not binding on the Company or its Board. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The Board asks our stockholders to vote in favor of the following resolution at the annual meeting:

“Resolved, the stockholders of Crescent approve the compensation of Crescent’s executives, as described in the Company’s proxy statement pursuant to the federal securities laws.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF CRESCENT’S EXECUTIVES.

PROPOSAL 5: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF “SAY ON PAY”

Stockholders are being asked whether an advisory vote on executive compensation, as described in Proposal No. 4, should be held every one, two or three years. Under the Dodd-Frank Act and its implementing regulations, stockholders must vote on the executive compensation paid to executive officers at least every three years, and that a vote on the frequency of such vote must occur every six years.

The Board of Directors has determined that a say-on-pay vote that occurs once every year is the most appropriate alternative for the Company. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. The Board believes that an annual advisory vote on executive compensation is consistent with the Company’s practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including our practice of having all directors elected annually) and with respect to our executive compensation philosophy, policies and practices. A say-on-pay vote occurring every year will also permit stockholders to observe and evaluate the effect of any changes to the Company’s executive compensation policies and practices that have occurred since the last advisory vote on executive compensation.

Your vote on Proposal 5 is advisory, which means that it is not binding on the Company or the Board of Directors. The Company recognizes that our stockholders may have different views as to their preferences on the frequency of the say-on-pay vote. The Board of Directors will carefully review the outcome of the frequency vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the Company’s and the stockholders’ long-term best interest to hold a say-on-pay vote more or less frequently than the frequency receiving the most votes cast by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR SAY-ON-PAY VOTES.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Securities Exchange Act, as amended (“Rule 14a-8”) stockholders are entitled to submit proposals to be included in our proxy statement and identified in our form of proxy if they are received by us at our principal executive office of 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612, addressed to our Corporate Secretary, on or before December 24, 2013. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including other provisions of Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

Stockholders who wish to nominate persons for election to our Board of Directors or propose other matters to be considered at our 2014 annual meeting of stockholders pursuant to the procedures in our bylaws must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our bylaws, no earlier than January 28, 2014 and no later than February 27, 2014. Stockholders are advised to review our bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our Corporate Secretary at our principal executive offices at 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612. However, if the 2014 annual meeting is scheduled to take place more than 30 days before or more than 70 days after the one-year anniversary of the 2013 Annual Meeting, notice must be provided to the Corporate Secretary no earlier than 120 days prior to the 2014 annual meeting and not later than the later of (i) 90 days prior to the scheduled 2014 annual meeting and (ii) 10 days following the day on which the public announcement of the scheduled date of the 2014 annual meeting is made by the Company. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all stockholders as part of this proxy statement, and all stockholders will have the ability to access this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC, by logging on at www.vantagesouth.com/proxy.

STOCKHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding stockholder communications with the Board of Directors, however, any stockholder may submit written communications to our Corporate Secretary, 3600 Glenwood Avenue, Suite 300 Raleigh, North Carolina 27612, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A copy of the Company’s 2012 annual report on Form 10-K will be provided without charge to any stockholder entitled to vote at the Annual Meeting upon that stockholder’s written request. Requests for copies should be directed to our Corporate Secretary, Crescent Financial Bancshares, Inc., 3600 Glenwood Avenue, Suite 300, Raleigh, North Carolina 27612.

Shareholders Sharing the Same Last Name and Address. Crescent may elect to combine mailings to stockholders living at the same address, as permitted under the rules of the SEC, which is called “householding.” Consequently, only one copy of each of the annual report and the proxy statement may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of such stockholders. Crescent will deliver promptly upon written or oral request a separate copy of its 2012 Annual Report on Form 10-K, this proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

With regard to householding, you may direct any requests for separate copies to the Company’s Corporate Secretary at the address provided above. If you reside at the same address as another stockholder and you prefer to receive your own set of the annual report, proxy statement, or the Notice in the future, you may contact Crescent’s transfer agent, Broadridge, by calling its toll-free number, (855) 449-0978, or writing to them at 51 Mercedes Way, Edgewood, NY 11717. Your request with regard to householding will be effective 30 days after receipt. If you are currently receiving multiple copies of the annual report, proxy statement, or the Notice and prefer to receive a single set for your household, you may also contact Broadridge, at the phone number or address above.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

Scott Custer
Chief Executive Officer

APPENDIX I:

CERTIFICATE OF AMENDMENT TO
THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CRESCENT FINANCIAL BANCSHARES, INC.
(a Delaware corporation)

CRESCENT FINANCIAL BANCSHARES, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:
1.    The name of the corporation (hereinafter called the “Corporation”) is Crescent Financial Bancshares, Inc.
2.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article One in its entirety and replacing it with the following:
“The name of the Corporation is VantageSouth Bancshares, Inc. (the “Corporation”).”

3.    The foregoing amendment of the certificate of incorporation of the corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that this document is the act and deed of the corporation named herein and that the facts stated herein are true.

Dated: May ___, 2013

Nancy A. Snow, Secretary

REVOCABLE PROXY

CRESCENT FINANCIAL BANCSHARES, INC.
3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612

APPOINTMENT OF PROXY
SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Lee H. Roberts and Terry S. Earley (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all outstanding shares of the common stock of Crescent Financial Bancshares, Inc. (the “Company”) held of record by the undersigned on April 16, 2013, at the 2013 Annual Meeting of Stockholders of the Company to be held at VantageSouth Bank Operations Center, 206 High House Road, Cary, North Carolina, at 11:00 a.m. Eastern Daylight Time on May 28, 2013, and at any adjournments thereof:

1.	ELECTION OF DIRECTORS: Proposal to elect thirteen directors of the Company for one-year terms.

☐ For All Nominees	☐ Withhold	☐ For All Except

NOMINEES

J. Adam Abram, David S. Brody, Alan N. Colner, Scott M. Custer, George T. Davis, Jr., Thierry Ho, J. Bryant Kittrell, III, Joseph T. Lamb, Jr., Steven J. Lerner, James A. Lucas, Jr., Charles A. Paul, III, A. Wellford Tabor, Nicolas D. Zerbib

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided.

2.
APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME: Proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would change the Company’s name to “VantageSouth Bancshares, Inc.”

☐ For	☐ Against	☐ Abstain

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2013.

☐ For	☐ Against	☐ Abstain

4.
RATIFICATION OF NON-BINDING STOCKHOLDER RESOLUTION REGARDING EXECUTIVE COMPENSATION: Proposal to ratify and approve a non-binding stockholder resolution regarding the Company’s executive compensation policies and practices and compensation paid to executive officers.

☐ For	☐ Against	☐ Abstain

5.
RATIFICATION OF NON-BINDING STOCKHOLDER RESOLUTION REGARDING THE FREQUENCY OF EXECUTIVE COMPENSATION PROPOSALS: Proposal to ratify and approve a non-binding stockholder resolution regarding the frequency of future advisory proposals on the Company’s executive compensation matters.

☐ Every Year	☐ Every Two Years	☐ Every Three Years	☐ Abstain

6.
OTHER BUSINESS: The Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment on such other matters as may be presented for action at the Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS TO APPOINT YOUR PROXY VIA THE INTERNET.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSALS 2, 3, 4 AND 5. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR ARE UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date:		, 2013

(SEAL)
(Signature)
(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET

Your internet vote and appointment of proxy is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.
2.	Visit our website www.vantagesouth.com/proxy and click on the link for proxy voting.
3.	When prompted for your Voter Control Number, enter the control number printed in the box on the proxy card.

Please note that all appointments and votes cast by internet must be completed and submitted on or prior to May 27, 2013 (one day prior to the meeting date). Your internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. You may revoke your internet appointment by revisiting our website and changing your vote prior to May 27, 2013 or by any method sufficient to revoke an appointment of proxy as set forth above.

This is a “secure” web page site. Your software and/or internet provider must be “enabled” to access this site. Please call your software or internet provider for further information if needed.